EXHIBIT 99.3

Sontra and Bayer Amend License Agreement for Sontra’s Continuous Glucose Monitor
Sontra Secures Rights for Worldwide Hospital Intensive Care Market

Franklin, MA. December 15, 2005-- Sontra Medical Corporation (NASDAQ: SONT) announced today that it has amended its license agreement with the Diabetes Care Division of Bayer Healthcare LLC. Under the terms of the amended license agreement, Sontra will have worldwide co-exclusive rights to develop and market Sontra’s continuous transdermal glucose monitoring system utilizing the SonoPrep ultrasonic skin permeation technology for the hospital intensive care unit (ICU) market. In exchange, Sontra has agreed to reduce Bayer’s milestone payment to Sontra due upon Bayer’s completion of the first phase of product development to $2.0 million, and will pay Bayer a royalty equal to 1% of Sontra’s net product sales in the hospital ICU market.

“Both companies understand the usefulness of Sontra’s technology in critical care medicine and appreciate the narrow window of opportunity to develop a product for that market segment,” stated Thomas W. Davison, Sontra’s President and Chief Executive Officer. “Sontra is best positioned to accelerate the development and commercialization of Sontra’s continuous glucose monitor for the ICU, as we have completed the first prototypes and expect to begin human clinical studies in early 2006 at leading Boston hospitals. Members of our Clinical Advisory Board will serve as principal investigators. More importantly, we are on track to complete product development of the SonoPrep skin permeation and glucose sensing technology for the ICU by the end of 2006.”

“Sontra’s continuous glucose monitor has shown promise in pilot clinical trials in patients and the Sontra management team has identified a market opportunity for this technology in the hospital ICU market,” stated Sandra E. Peterson, President of Bayer HealthCare’s Diabetes Care Division. “We are pleased to have advanced our relationship with Sontra.”

Conference Call Information
Sontra will host a live conference call and listen-only Webcast today, December 15, 2005 at 11 a.m. ET to discuss the amendment to the License Agreement and to report on the status of the continuous transdermal glucose monitoring technology and development plans.

To participate in the conference call, please dial: 973-409-9259

A listen-only Webcast and replay of the conference call will be available at: www.sontra.com.

About Sontra Medical Corporation (www.sontra.com)
Sontra Medical Corporation is a technology leader in transdermal science. Sontra’s SonoPrep ultrasound-mediated skin permeation technology combined with technical competencies in transdermal drug formulation, delivery systems and biosensors is creating a new paradigm in transdermal drug delivery and diagnosis. The SonoPrep technology is being developed for several billion dollar market opportunities, including continuous glucose monitoring and the transdermal delivery of large molecule drugs and vaccines. Sontra is currently marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia.

Investor Relations Contacts:
Sontra Medical Corporation  .
Sean Moran, Chief Financial Officer
508-530-0334

© 2005 Sontra Medical Corporation. SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits and efficacy of the SonoPrep device in connection with diagnostics, vaccine delivery, glucose monitoring and transdermal drug delivery, Sontra’s expected ability to develop, market and sell the continuous glucose monitoring system in the hospital intensive care market; the expected development and growth of the hospital intensive care market; the expected timing and results of clinical studies of the continuous glucose monitoring system in the hospital intensive care market; Sontra’s expected technological advances to the continuous glucose monitoring system; the expected product development efforts by Bayer and timing of the receipt of the $2.0 million milestone payment from Bayer; the expected market opportunities, distribution and market acceptance of the SonoPrep device and technology, the expected size of the markets for the SonoPrep device and technology, and Sontra’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: our technology is new and we may experience adverse results in research collaborations, product development, clinical trials, product evaluations, commercialization efforts, product distribution and market acceptance; markets for our products may develop slower than expected, or not at all; our sales cycle is lengthy and we are still developing sales and marketing strategies which may or may not prove effective; the SonoPrep device may not prove effective in connection with diagnostics, vaccine delivery, glucose monitoring and/or transdermal drug delivery; Sontra’s receipt of the $2.0 million milestone payment is dependent on Bayer’s successful product development efforts, which may not occur on a timely basis, if at all; Bayer has retained co-exclusive rights to the hospital ICU market and may compete with Sontra in such market; we may experience difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts or difficulties or delays associated with sources of regulatory-approved transdermal drugs and vaccines; failure to obtain and maintain patent protection for discoveries or commercial limitations imposed by patents owned or controlled by third parties would have an adverse effect on us; we depend upon strategic partners and third-party distributors to develop, commercialize, market and sell products based on our work;and we require substantial additional funding to conduct research and development and to expand commercialization, distribution and marketing activities. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

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